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                                                                      Exhibit 99

                                                                [TRAVELERS LOGO]

FOR IMMEDIATE RELEASE
TRAVELERS PROPERTY CASUALTY CORP. (NYSE: TAP.A AND TAP.B)


             TRAVELERS PROPERTY CASUALTY REACHES ASBESTOS SETTLEMENT

HARTFORD, Conn. (November 21, 2003) - Travelers Property Casualty Corp. (NYSE:
TAP.A, TAP.B) today announced that it has executed an agreement in principle with class action claimants in all pending asbestos-related statutory direct actions. These claimants alleged Travelers violated state insurance unfair claim and trade practices statutes while handling asbestos claims. The settlement, if it receives court approval, would fully resolve all pending asbestos-related statutory direct actions against Travelers, including Wise v. Travelers and Meninger v. Travelers. This settlement would also bar all future asbestos-related statutory direct actions against Travelers in West Virginia, Massachusetts and other states in which Travelers believes plaintiffs may try to bring such actions. The settlement also provides that actions filed in Hawaii against Travelers, based on similar allegations, would be dismissed with prejudice. The proposed settlement is subject to a number of significant contingencies, including, among others, negotiation of a definitive settlement agreement and final court approval.

The settlement does not relate to so-called common-law asbestos-related direct actions against Travelers, which allege a general non-statutory duty to disclose to the public the hazards of asbestos. A temporary restraining order issued in 2002 by the New York federal bankruptcy court staying these cases has been extended until March 2004, at which time Travelers' motion for a permanent injunction will be considered. Favorable rulings were recently received by other insurers in a number of these types of cases pending in Texas.

"I'm pleased with the progress we continue to make in reducing our asbestos-related exposures," said Robert I. Lipp, Chairman and Chief Executive Officer. "This settlement is consistent with our long history of seeking early favorable resolution of asbestos disputes."

Travelers will fund the settlement from its unallocated asbestos reserves and does not anticipate taking an earnings charge as a result of this settlement. At the present time, terms of the settlement are confidential under federal bankruptcy mediation rules.
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ABOUT TRAVELERS PROPERTY CASUALTY

Travelers Property Casualty Corp. (NYSE: TAP.A and TAP.B) is a leading provider of a wide range of insurance products. The Company is the second largest writer of homeowners and auto insurance through independent agents. Travelers is the third largest commercial lines insurer, providing a broad range of insurance products including workers' compensation, integrated disability, property, liability, specialty lines, surety bonds, inland/ocean marine, and boiler and machinery. For more information on Travelers, see www.travelers.com.

CONTACTS

Media:                  Institutional Investors:         Individual Investors:
Keith Anderson          Maria Olivo                      Marc Parr
860/954-6390            860/277-8330                     860/277-0779

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts may be forward-looking statements. Many risks and uncertainties may impact the matters addressed in forward-looking statements, and actual results may differ materially from those expressed or implied. For a discussion of the factors that could cause actual results to differ, please see the disclosure under the heading "Forward-Looking Statements" in the Company's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.